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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   __________

                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No. ________)*




                       Morgan Stanley Eastern Europe Fund
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    616988101
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                                 (CUSIP Number)

                                 March 31, 2003
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |X|  Rule 13d-1(b)
                  |_|  Rule 13d-1(c)
                  |_|  Rule 13d-1(d)

          * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 616988101                    13G                     Page 2 of 8 Pages
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1.    NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      CITY OF LONDON INVESTMENT GROUP PLC, A COMPANY INCORPORATED
      UNDER THE LAWS OF ENGLAND AND WALES
----  --------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [_]
                                                                        (b) [_]

----  --------------------------------------------------------------------------
3.    SEC USE ONLY


----  --------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      GREAT BRITAIN
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                   5.    SOLE VOTING POWER

                         169,800
                   ----  -------------------------------------------------------
    NUMBER OF      6.    SHARED VOTING POWER
     SHARES
  BENEFICIALLY           0
    OWNED BY       ----  -------------------------------------------------------
      EACH         7.    SOLE DISPOSITIVE POWER
    REPORTING
   PERSON WITH           169,800
                   ----  -------------------------------------------------------
                   8.    SHARED DISPOSITIVE POWER

                         0
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      169,800
----  --------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES      [_]


----  --------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.67%
----  --------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      HC
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CUSIP No. 616988101                    13G                     Page 3 of 8 Pages
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1.    NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      CITY OF LONDON INVESTMENT MANAGEMENT COMPANY LIMITED,
      A COMPANY INCORPORATED UNDER THE LAWS OF ENGLAND AND WALES
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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [_]
                                                                        (b) [_]

----  --------------------------------------------------------------------------
3.    SEC USE ONLY


----  --------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      GREAT BRITAIN
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                   5.    SOLE VOTING POWER

                         169,800
                   ----  -------------------------------------------------------
    NUMBER OF      6.    SHARED VOTING POWER
     SHARES
  BENEFICIALLY           0
    OWNED BY       ----  -------------------------------------------------------
      EACH         7.    SOLE DISPOSITIVE POWER
    REPORTING
   PERSON WITH           169,800
                   ----  -------------------------------------------------------
                   8.    SHARED DISPOSITIVE POWER

                         0
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      169,800
----  --------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES      [_]


----  --------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.67%
----  --------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IA
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CUSIP No. 616988101                    13G                     Page 4 of 8 Pages
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ITEM 1(A).  NAME OF ISSUER:

            Morgan Stanley Eastern Europe Fund.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            c/o Morgan Stanley Asset Management
            1221 Avenue of Americas
            New York
            N.Y. 10020

ITEM 2(A).  NAME OF PERSON FILING:

            This statement is being filed by the following persons with respect to the shares of common stock of the Issuer directly owned by The Emerging World Fund, Global Emerging Markets Country Fund, Investable Emerging Markets Country Fund and GFM (Institutional) Emerging Markets Country Fund, (collectively, the "Funds"):

            (i) City of London Investment Group PLC ("CLIG"), the parent holding company of City of London Investment Management Company Limited ("CLIM"), which acts as an investment adviser to all of the Funds, and

            (ii) CLIM, a wholly owned subsidiary of CLIG and the investment adviser to the Funds.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            Address for CLIG and CLIM:

            10 Eastcheap
            London EC3M 1LX
            England

ITEM 2(C).  CITIZENSHIP:

            CLIG - Great Britain

            CLIM - Great Britain

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $.001 per share

ITEM 2(E).  CUSIP NUMBER:

            616988101

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CUSIP No. 616988101                    13G                     Page 5 of 8 Pages
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ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
            (C), CHECK WHETHER THE PERSON FILING IS A:

            (a) |_| Broker or dealer registered under Section 15 of the Act (15
                    U.S.C. 78o).

            (b) |_| Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
                    78c).

            (c) |_| Insurance company as defined in Section 3(a)(19) of the Act
                    (15 U.S.C. 78c).

            (d) |_| Investment company registered under Section 8 of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e) |X| An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E) (for CLIM);

            (f) |_| An employee benefit plan or endowment fund in accordance
                    with Rule 13d-1(b)(1)(ii)(F);

            (g) |X| A parent holding company or control person in accordance
                    with Rule 13d-1(b)(1)(ii)(G) (for CLIG);

            (h) |_| A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) |_| A church plan that is excluded from the definition of an
                    investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

            (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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CUSIP No. 616988101                    13G                     Page 6 of 8 Pages
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ITEM 4.     OWNERSHIP.

            For CLIG and CLIM:

            (a)     Amount beneficially owned:

                    169,800

            (b)     Percent of class:

                    4.67%

            (c)     Number of shares as to which such person has:

                    (i) Sole power to vote or to direct the vote :     169,800

                   (ii) Shared power to vote or to direct the vote :         0

                  (iii) Sole power to dispose or to direct the
                        disposition of :                               169,800

                   (iv) Shared power to dispose or to direct the
                        disposition of :                                     0

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            CLIG is the parent holding company of CLIM. See also Item 3.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

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CUSIP No. 616988101                    13G                     Page 7 of 8 Pages
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ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 616988101                    13G                     Page 8 of 8 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         The reporting persons agree that this statement is filed on behalf of each of them.



Dated:   April 4, 2003



                                                 CITY OF LONDON INVESTMENT GROUP
                                                 PLC


                                                 By: /s/ Barry M. Olliff
                                                    ----------------------------
                                                     Name: Barry M. Olliff
                                                     Title: Director



                                                 CITY OF LONDON INVESTMENT
                                                 MANAGEMENT COMPANY LIMITED


                                                 By: /s/ Barry M. Olliff
                                                    ----------------------------
                                                     Name: Barry M. Olliff
                                                     Title: Director